CorEnergy Announces Preliminary First Quarter Results; Provides Business Update

KANSAS CITY, Mo.- June 23, 2020 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") today announced preliminary first quarter operating results, including impairment charges related to the Grand Isle Gathering System (GIGS). The Company also provided an update on its business, including an income statement charge in the second quarter resulting from the anticipated sale of the Pinedale Liquids Gathering System (“Pinedale LGS”). The Company expects to file its complete first quarter results by June 25, 2020 on Form 10-Q.

Dave Schulte, Chief Executive Officer, said, “Over the last several months our team has worked tirelessly to address challenges at two of the Company’s key assets. Tenant-specific actions related to the extraordinary reductions in energy demand coupled with increases in commodity supply have impaired CorEnergy’s revenue and asset values. Our response included negotiating for mutually beneficial outcomes with each tenant, seeking revenue enhancements where possible, implementing operating expense reductions, and seeking the support of our lenders. We retain significant liquidity, and we will manage this important advantage carefully in light of our balance sheet priorities.”

“Regarding GIGS, our impairment charge was triggered by significant decline in the global energy markets as a result of, among other things, the impact of the global pandemic, which adversely impacted the EGC Tenant under the Grand Isle Lease Agreement. We remain open to constructive dialogue with our tenant as they evaluate when they are prepared to restart production,” Schulte said.

“The outcome of the Ultra Petroleum (“UPL”) bankruptcy differed from their prior bankruptcy due to the meaningfully lower reserves and business enterprise value accepted by the UPL lenders in the Plan of Reorganization. No value recovery would exceed the second lien position, including the value of our claim for indemnification for UPL’s actions,” Schulte continued. “After failing to achieve a reasonable revised lease proposal from UPL, we believe the sale was in the best interest of our lenders and shareholders. The proceeds from the sale of $18 million plus any cash remaining at Pinedale Corridor, LP ("Pinedale LP") will be used to fully discharge the associated subsidiary secured debt of approximately $32 million, a resolution we negotiated and expect to sign with our lender.”

Schulte concluded, “We are fortunate to have refinanced our convertible debt last August. We are actively pursuing high quality investment opportunities which could replace a portion of the lost Pinedale rents with a goal of closing by the end of the year.”

Preliminary First Quarter Results
Lease revenue was $15.7 million for the three months ended March 31, 2020, which included rent for both Pinedale LGS and the GIGS asset. Transportation and distribution revenue from CorEnergy’s subsidiaries MoGas and Omega were $5.2 million. These revenue sources were fully offset by the non-cash write-off of the deferred rent receivable of $30.1 million related to the Grand Isle Lease Agreement, resulting in a loss of $9.1 million for the quarter. Transportation and distribution expenses were $1.4 million, and general and administrative expenses were $3.1 million for the first quarter.

The Company recognized an approximately $140 million loss on impairment of leased property related to our GIGS asset. Net loss attributable to CorEnergy stockholders was $162.0 million for the three months ended March 31, 2020 After deducting $2.3 million for the portion of preferred dividends that are allocable to the period, net loss attributable to common stockholders for the three months ended March 31, 2020 was $164.3 million, or $12.04 per basic and diluted common share.

Pinedale LGS
On May 14, 2020, UPL, our tenant at our Pinedale LGS asset, filed for bankruptcy protection due to the low commodity price environment and debt levels. UPL also filed a motion to reject the Pinedale Lease Agreement, with a request that such motion be effective June 30, 2020, so that UPL could start construction from wellpads to the water processing system purchased from Shell (the “SWEPI System”). CorEnergy objected to the motion on a variety of grounds. However, based upon UPL’s reduced drilling and production plan and the relatively low value of the debtor UPL’s estate and those implications for the rejection of our lease, we determined that the sale of the asset at a price consistent with the debtor UPL’s cost of construction from wellpads to the SWEPI System was the best course of action. An agreement in principle has been reached to sell the asset to UPL for $18.0 million, which is expected to have an effective date of June 30, 2020. Proceeds from the sale plus any cash remaining at Pinedale LP is expected to satisfy any remaining debt at Pinedale LGS and thus eliminate any debt repayment obligations from CorEnergy. The second quarter 2020 results will reflect an income statement charge for the Pinedale LGS in an estimated
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amount of $147 million, which could be partially offset by any reduction of the debt owed. Upon the closing of the sale, the lease will be terminated and there would be no further revenue from UPL.

Grand Isle Gathering System (GIGS)
The Company's tenant of the GIGS asset, EGC Tenant, a wholly owned indirect subsidiary of Cox Oil, failed to make required rent payments in April, May and June. EGC Tenant attributed their failure to comply to the reduction in the price of oil in the current global economic and health crisis. We believe the EGC Tenant is contractually obligated to pay rent whether or not oil is being produced or shipped. As a result, the Company filed a complaint in Texas state court to recover the unpaid rent for April, May and June of 2020 from the EGC Tenant. The Company received a favorable summary judgment on its enforcement action requiring EGC Tenant to provide financial information, however the information has yet to be provided.

MoGas/Omega
On April 24, 2020, MoGas entered into a Facilities Interconnect Agreement with Spire STL Pipeline LLC ("STL Pipeline"). Under the terms of the agreement, MoGas will construct an interconnect to allow gas to be delivered by STL Pipeline and received by MoGas for an estimated cost of approximately $3.9 million. Construction is set to begin during the third quarter of 2020 and is expected to be completed by the fourth quarter of 2020, at which point MoGas is expected to begin receiving incremental revenue. MoGas also entered into an additional ten-year firm transportation services agreement with Ameren Energy, an existing customer, which will provide incremental revenue beginning in the fourth quarter of 2020.

Balance Sheet and Liquidity
We remain focused on preserving liquidity following the Pinedale LGS sale. At March 31, 2020, CorEnergy had cash of $119.1 million. The Pinedale Facility is expected to be terminated and discharged from the proceeds of the sale of the Pinedale LGS plus any cash remaining at Pinedale LP. No event of default has occurred or is expected under the Convertible Notes or the Series A Preferred Stock as a result of the impairments or the income statement charge. The covenant related to capitalization under the CorEnergy Credit Facility could be breached in the fourth quarter, and a waiver will be requested from the lenders. No amounts are currently outstanding under the CorEnergy Credit Facility.

Investment Activities
CorEnergy has been selectively reviewing impactful prospective acquisitions, emphasizing assets that utilize the Company’s Private Letter Ruling to broaden the scope of qualifying revenue There is no assurance that any particular acquisition will be completed within a specific time frame, but a successful acquisition could replace a portion of the rents lost from UPL.

Dividend Outlook
The Company’s policy is to evaluate the payment in cash of the Series A Preferred and common stock dividend each quarter, based upon rents received, and the results of investment activities.

Conference Call
CorEnergy will provide a management commentary call to discuss its financial results and business progress on Tuesday, June 23, 2020 at 3:30 p.m. Central Time. Investors may join the call by dialing +1-201-689-8035 and using Conference ID 58661. A telephone playback will be available until July 7, 2020 by dialing +1-919-882-2331 and using passcode 58661.

The call will also be webcast both live and as an archive in a listen-only format accessible at corenergy.reit in the Investors section.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns critical energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-term contracted revenue from operators of our assets, primarily under triple-net participating leases, and from long term customer contracts. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the
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Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705  | Fax:816-875-5875  | corenergy.reit